Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
GREENWAY MEDICAL TECHNOLOGIES, INC.

Greenway Medical Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the Georgia Business Corporation Code does hereby certify:

FIRST: That the name of the corporation is Greenway Medical Technologies, Inc. (the “Corporation”).

SECOND: That the Board of Directors of this Corporation has duly adopted resolutions proposing to amend and restate this Corporation’s Articles of Incorporation, as amended to date, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its shareholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the shareholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that this Corporation’s Articles of Incorporation, as amended to date, be amended and restated in its entirety as follows:

ARTICLE I

The name of this Corporation is Greenway Medical Technologies, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Georgia is 121 Greenway Boulevard, Carrollton (Carroll County), Georgia 30117. The name of its registered agent at such address is William G. Esslinger, Jr.

ARTICLE III

The mailing address of the principal office of this Corporation is 121 Greenway Boulevard, Carrollton, Georgia 30117.

ARTICLE IV

The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to corporations for profit under the laws of the State of Georgia, and this Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

ARTICLE V

A. Classes of Stock. This Corporation shall have the authority to issue not more than 25,000,000 shares of common stock, par value $1.00 per share, and 8,089,912 shares of preferred stock, par value $0.01 per share, of which 3,458,333 shares are designated as “Series A Preferred Stock” and 4,631,579 shares are designated as “Series B Preferred Stock.” The Series A Preferred Stock and the Series B Preferred Stock collectively may be referred to herein from time to time as the “Preferred Stock.”

B. Rights, Preferences and Restrictions of Preferred Stock. The relative rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock and the Series B Preferred Stock are as set forth below in this Article V(B). Each reference in this Article V(B) to a Section is to the indicated Section of this Article V(B) unless otherwise specified.

1.                   Dividend Provisions.

(a) The Series A Preferred Stock shall rank with respect to dividend rights pari passu with the Series B Preferred Stock. The holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends payable in Common Stock or in other securities entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock for which an anti-dilution adjustment is provided by Section 4(d)(iii) below) on Common Stock, payable (x) when, as and if declared by the Board of Directors and (y) in accordance with Sections 2(a) and 3 below, whether or not earned or declared. No dividend shall be declared or paid on the Series A Preferred Stock or the Series B Preferred Stock unless a dividend in an equal per share amount (assuming conversion of all such Preferred Stock into Common Stock) is declared and paid on all shares of Preferred Stock; provided, that, so long as all accrued dividends on the Series B Preferred Stock have been paid in full, dividends may be declared and paid on the Series A Preferred Stock to the extent any accrued but unpaid dividends remain on the Series A Preferred Stock.

(b) Dividends on the Preferred Stock shall accrue, on a daily basis, at the rate of eight percent (8%) per annum of the sum of (x) the Series A Original Issue Price (as hereafter defined and in the case of the Series A Preferred Stock) or the Series B Original Issue Price (as hereafter defined and in the case of the Series B Preferred Stock) and (y) all accrued and unpaid dividends on such Preferred Stock from (1) the date of issuance of such share as to the Series A Original Issue Price or the Series B Original Issue Price and from the end of the applicable anniversary date of issuance as to any accrued and unpaid dividends thereon, to (2) and including the earlier of the date on which (A) a Liquidation Event (as defined below) occurs, or (B) such share is redeemed, payable, in each case, out of assets legally available therefor; provided, however, that except as set forth in this Section 1 or in Sections 2(a) and 3 below, this Corporation shall be under no obligation to pay such dividends. After payment of such dividends, holders of Preferred Stock shall be entitled to receive any additional dividends or distributions together with the holders of Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective and applicable conversion rate.

2.                   Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Series A Original Issue Price (as defined below and in the case of the Series A Preferred Stock) and Series B Original Issue Price (as defined below and in the case of the Series B

Preferred Stock), plus (ii) all accrued or declared but unpaid dividends on each such share of Preferred Stock. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed (X) first, ratably among the holders of the Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective and applicable conversion rate until the aggregate amount distributed equals the sum of the Series A Original Issue Price and Series B Original Issue Price on all such shares of Preferred Stock, and (Y) second, ratably among the holders of the Preferred Stock in proportion to the aggregate amount each such holder is entitled to receive pursuant to clause (ii) of the first sentence of this Section 2(a). For purposes of these Amended and Restated Articles of Incorporation, the “Series B Original Issue Price” shall mean $4.75 per share for each share of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), and the “Series A Original Issue Price” shall mean $6.00 per share for each share of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b)                Notwithstanding the provisions of Section 2(a), if, upon the occurrence of a Liquidation Event, the Proceeds available for distribution exceeds the aggregate amount the holders of Preferred Stock would otherwise be entitled to receive pursuant to Section 2(a), then, in lieu of the distribution required by Section 2(a), the holders of Preferred Stock shall be entitled to receive an amount equal to the sum of (i) an amount per share equal to the Series A Original Issue Price (in the case of the Series A Preferred Stock) and the Series B Original Issue Price (in the case of the Series B Preferred Stock), which amount shall be distributed prior and in preference to any distribution of the Proceeds of such event to the holders of Common Stock, by reason of their ownership thereof, and (ii) an amount per share equal to the remaining Proceeds (i.e. the Proceeds not distributed pursuant to clause (i)) assuming such Proceeds were distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming full conversion of all such Preferred Stock into Common Stock at the then effective and applicable conversion rate).

(c)                (i)        For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this Corporation’s assets, (B) the consummation of the merger, consolidation or other business combination of this Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this Corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), of this Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Series B Preferred Stock pursuant to that certain Series B Preferred Stock Purchase Agreement dated October 30, 2006 (the “Series B Purchase Agreement”) shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of (i) the holders of a majority of the outstanding Series A Preferred Stock and (ii) the holders of a majority of the outstanding Series B Preferred Stock (collectively, the “Required Holders”). Except for transactions approved by the Required Holders in writing, upon a Liquidation Event described in clauses (B) and (C) of the definition thereof, the amount that shall be distributable to the holders of the Preferred Stock pursuant to Section 2 shall be determined based upon the equity value of the Corporation implicit in the transaction giving rise to such Liquidation Event and in the event this Corporation does not have sufficient Proceeds to pay the holders of the Preferred Stock such amount in cash, then the non-cash assets of this Corporation shall be promptly sold and this Corporation liquidated in accordance with the terms hereof.

(ii)        In any Liquidation Event, if Proceeds received by this Corporation or its shareholders is other than cash or securities, its value will be deemed its fair market value as reasonably determined by this Corporation’s Board of Directors (which determination shall include the affirmative vote of the Series A Directors and the Series B Director). Any securities shall be valued as follows:

(A)              Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)                If traded on a national securities exchange or through the NASDAQ Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)                If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)                If there is no active public market, the value shall be the fair market value thereof, as reasonably determined by the Board of Directors of this Corporation (which determination shall include the affirmative vote of the Series A Directors and the Series B Director).

(B)              The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as reasonably determined by the Board of Directors of this Corporation and approved by the Required Holders.

(C)              The foregoing methods for valuing non cash consideration to be distributed in connection with a Liquidation Event may be superseded by a reasonable good faith determination of such value as set forth in the definitive agreements governing such Liquidation Events.

(iii)        This Corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the Required Holders.

(iv)        In the event the requirements of Section 2 are not complied with, this Corporation shall forthwith either:

(A)        cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)        cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

3.                   Redemption.

(a)                (i)        Within ninety (90) days following the receipt by this Corporation of a written redemption demand delivered at any time after August 14, 2010 from the holders of a majority of the outstanding Series A Preferred Stock, this Corporation shall redeem all but not less than all the Series A Preferred Stock, and the holders of the Series A Preferred Stock shall sell all but not less than all of the Series A Preferred Stock to this Corporation, for a per share purchase price equal to the greater of (A) (i) the Series A Original Issue Price, plus (ii) all accrued or declared but unpaid dividends on each such share of Series A Preferred Stock computed through the date of redemption or (B) the Series A Fair Market Value (as defined below).

(ii)        Within ninety (90) days following the receipt by this Corporation of a written redemption demand delivered at any time after August 14, 2010 from the holders of a majority of the outstanding Series B Preferred Stock, this Corporation shall redeem all but not less than all the Series B Preferred Stock, and the holders of the Series B Preferred Stock shall sell all but not less than all of the Series B Preferred Stock to this Corporation, for a per share purchase price equal to the greater of (A) (i) the Series B Original Issue Price, plus (ii) all accrued or declared but unpaid dividends on each such share of Series B Preferred Stock computed through the date of redemption or (B) the Series B Fair Market Value (as defined below)

(iii)        In the event a majority of the holders of the Series A Preferred Stock or a majority of the holders of the Series B Preferred Stock deliver a written redemption demand pursuant to Section 3(a)(i) or Section 3(a)(ii), this Corporation shall promptly, and in any event within 10 days of receipt, deliver to each holder of the series of Preferred Stock that was not the subject of the written redemption demand notice of such written redemption demand. Thereafter, and in any event within 20 days after receipt of such notice as delivered by this Corporation, the recipients shall have the right, exercisable by the consent of holders of a majority of such series of Preferred Stock, to deliver the written redemption demand contemplated by Section 3(a)(i) or Section 3(a)(ii), as applicable. In the event holders of a majority of the series of Preferred Stock not initially delivering the written redemption demand subsequently deliver the written redemption demand within the 20 day period referred to in the previous sentence, any redemption pursuant to this Section 3 shall be made among the holders of the Series A Preferred Stock and the Series B Preferred Stock at the same time.

(iv)        For purposes of this Section 3, (w) the “Series A Fair Market Value” shall mean the fair market value of such share of Series A Preferred Stock as of the date of the written redemption demand notice delivered pursuant to Section 3(a)(i) as determined by the Appraiser (as defined below), (x) the “Series B Fair Market Value” shall mean the fair market value of such share of Series B Preferred Stock as of the date of the written redemption demand notice delivered pursuant to

Section 3(a)(ii) as determined by the Appraiser, (y) the “Redemption Price” shall mean the price at which the Series A Preferred Stock and Series B Preferred Stock is to be redeemed pursuant to this Section 3, as applicable, and (z) notwithstanding the foregoing, in the event the holders of a series of Preferred Stock exercise their redemption rights pursuant to Section 3(a)(iii), fair market value shall be determined as of the date the holders of the other series of Preferred Stock exercised their redemption demand rights. The “Appraiser” shall be an individual who is a senior member of the American Society of Appraisers experienced in the appraisal of software companies or a nationally recognized investment banking firm who is an NASD member, is experienced in the appraisal of software companies and is reasonably acceptable to the Required Holders. The Series A Fair Market Value and Series B Fair Market Value shall equal the amount that would be received by the owner of such share of Preferred Stock with respect thereto if all of the assets of this Corporation and its subsidiaries were sold to a third party on an arm’s length basis for cash equal to their fair market value, this Corporation satisfied all of its actual liabilities (including any indebtedness) and liquidated in accordance with this Amended and Restated Articles of Incorporation. In connection with any determination of the fair market value of the assets of this Corporation and its subsidiaries, such assets shall be valued on a “going concern” basis and without any discounts for illiquidity, lack of voting control, minority interests or otherwise. The fees of the Appraiser shall be paid by this Corporation. The Series A Fair Market Value and the Series B Fair Market Value pursuant to this Section 3 shall be determined within sixty (60) days of the date of the redemption request.

(b)                This Corporation shall determine the business date on which it shall redeem the Preferred Stock required to be redeemed by it pursuant to this Section 3 consistent with the time periods provided herein (the “Redemption Date”). At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the Redemption Date, specifying the number of and class of the shares of Preferred Stock to be redeemed from such holder, the Redemption Price and the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed, if any (the “Redemption Notice”). Except as provided herein, on the Redemption Date this Corporation shall pay the applicable Redemption Price in immediately available funds to the order of the person whose name appears on the certificate or certificates as the owner of the Preferred Stock that is the subject of a written redemption demand against delivery to this Corporation of such certificates representing such shares (or, in lieu of delivery of lost, stolen or destroyed certificates, an agreement to indemnify this Corporation from any loss incurred by it in connection with such certificates), in the manner and at the place designated in the Redemption Notice. Each surrendered certificate shall be cancelled and from and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption on the Redemption Date in the Redemption Notice as holders of Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

(c)                If the funds of this Corporation legally available for redemption of shares of Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds that are legally available will be used (i) in the event the holders of one series (but not the other) of Preferred Stock exercise their redemption rights, to redeem the maximum possible number of such shares of Preferred Stock pro rata among the holders thereof based on the number of such shares held by each holder or (ii) in the event the holders of both series of Preferred Stock exercise their redemption rights, the aggregate proceeds available for redemption shall be allocated between the holders of the Series A Preferred Stock, on the one hand, and the holders of the Series B

Preferred Stock, on the other hand, based on the number of shares of Common Stock the holders of each such series would own assuming full conversion of all such Preferred Stock into Common Stock at the then effective and applicable conversion rate and disregarding any other Common Stock held by such holders, and such allocated proceeds shall be used to redeem the maximum possible number of shares of Series A Preferred Stock and Series B Preferred Stock, as applicable, pro rata among the holders thereof based on the number of such shares held by each holder, and (iii) this Corporation shall have a continuing obligation to such holders (in the proportions above) to purchase the remaining shares as soon as possible and shall use its best efforts to obtain any waiver or consent or to take any other action to authorize or permit the redemption required pursuant to this Section 3. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this Corporation has become obliged to redeem on the Redemption Date but that it has not redeemed in the manner and proportions above.

(d)        If this Corporation for any reason fails to redeem any of the shares of Preferred Stock in accordance with Section 3(a) above within 90 days following the Redemption Date (the last day of such 90-day period being referred to as the “Liquidation Date”), then, notwithstanding anything to the contrary contained in these Amended and Restated Articles of Incorporation or otherwise, the holders of the Preferred Stock exercising their redemption rights shall have the right to require a “Sale of the Company” pursuant to the terms of that certain Amended and Restated Voting Agreement by and among this Corporation, the holders of the Preferred Stock and the holders of Common Stock parties thereto dated as of the Filing Date.

(e)        Nothing in this Section 3 shall restrict the right of a holder of any Preferred Stock to be redeemed to convert such shares into Common Stock in accordance with the provisions of Section 4 at any time up to and including the Redemption Date.

4.                   Conversion.   The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                Right to Convert.

(i)        Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (the conversion rate for the Series A Preferred Stock into Common Stock is referred to herein as the “Series A Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price per share for the Series A Preferred Stock shall be $4.75 and shall be subject to adjustment as set forth in Section 4(d); provided, however, no adjustment shall be made as a result of the transactions contemplated by the Series B Purchase Agreement except as set forth in Section 4(d)(i)(F).

(ii)        Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (the conversion rate for the Series B Preferred Stock into Common Stock is referred to herein as the “Series B Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B Conversion Price per share for the Series B Preferred Stock shall be $4.75 and shall be subject to adjustment as set forth in Section 4(d).

(iii)        At the time of any conversion of Preferred Stock to Common Stock pursuant to this Section 4(a) upon the closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended (a “Public Offering”), the holders of Series A Preferred Stock shall be entitled to receive in cash an amount per share equal to the Series A Original Issue Price and the holders of Series B Preferred Stock shall be entitled to receive in cash an amount per share equal to the Series B Original Issue Price, in each case, in addition to any Common Stock received upon conversion; provided, however, each holder of Series A Preferred Stock and Series B Preferred Stock may elect at anytime prior to the effectiveness of the registration statement, in lieu of cash, to accept payment of the Series A Original Issue Price and the Series B Original Issue Price, as applicable, in the form of shares of this Corporation’s Common Stock in an amount equal to the quotient obtained by dividing (i) the total amount of the payment then due to such holder of Preferred Stock by (ii) the per share price of the Common Stock offered and issued to the public by this Corporation

(b)                Automatic Conversion.  Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Rate or Series B Conversion Rate, as applicable, at the time in effect for the Series A Preferred Stock and the Series B Preferred Stock immediately upon the earlier of (i) this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, resulting in net proceeds to the Corporation of at least $50,000,000 in the aggregate (after underwriting discounts and commissions and other fees and expenses) and a pre-offering equity valuation of at least $250,000,000 (other than a registration statement relating either to the sale of securities to employees of the Corporation pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (a “Qualified Public Offering”) or (ii) the date specified by written consent or agreement of the Required Holders. At the time of any conversion of Preferred Stock to Common Stock pursuant to clause (i) above, the holders of Series A Preferred Stock shall be entitled to receive in cash an amount per share equal to the Series A Original Issue Price and the holders of Series B Preferred Stock shall be entitled to receive in cash an amount per share equal to the Series B Original Issue Price, in each case, in addition to any Common Stock received upon conversion; provided, however, each holder of Series A Preferred Stock and Series B Preferred Stock may elect at anytime prior to the effectiveness of the registration statement, in lieu of such cash, to accept payment of the Series A Original Issue Price and Series B Original Issue Price, as applicable, in the form of shares of this Corporation’s Common Stock in an amount equal to the quotient obtained by dividing (i) the total amount of the payment then due to such holder of Preferred Stock by (ii) the per share price of the Common Stock based on the initial price to the public in such Public Offering.

(c)                Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter and in no event later than three (3) days after delivery of such certificates, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of Section 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the shareholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)                Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price for the Series A Preferred Stock and the Series B Conversion Price for the Series B Preferred Stock (collectively referred to as, the “Conversion Price”) shall be subject to adjustment from time to time as follows:

(i)               (A)       If this Corporation shall issue, on or after the date upon which these Amended and Restated Articles of Incorporation is accepted for filing by the Secretary of State of the State of Georgia (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price in the case of Series A Preferred Stock or the Series B Conversion Price in the case of the Series B Preferred Stock, in each case in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price in the case of Series A Preferred Stock or the Series B Conversion Price in the case of the Series B Preferred Stock, in each case in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock.

(B)        No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)        In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)        In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors (which determination shall include the affirmative vote of the Series A Directors and the Series B Director) irrespective of any accounting treatment.

(E)        In the case of the issuance (whether before, on or after the closing of transactions contemplated by the Series B Purchase Agreement) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common

Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)                The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby; provided, that, the consideration in the case of options or rights to acquire Common Stock issued to employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary shall not exceed the exercise price therefor.

(2)                The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and (d)(i)(D)). The issuance of options to purchase or rights to subscribe for Common Stock, securities convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities together with other securities of this Corporation in an integrated transaction in which no specific consideration is allocated to such options, rights or convertible or exchangeable securities shall be deemed to be issuance of shares of Common Stock at a per share consideration of $0.01

(3)                In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Series A Conversion Price and the Series B Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock and the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or (4).

(F)        As soon as practicable, but in any event no later than 90 days, following the end of the 2007 Revenue Period (as defined below), if either Net Revenue (as defined below) of this Corporation is less than $32,000,000 or EBITDA (as defined below) is less than $100,000, the Conversion Price applicable to the Series B Preferred Stock shall be automatically reduced to $4.00, and correspondingly, the Conversion Price applicable to the Series A Preferred Stock shall be automatically reduced to $4.00 (the “Valuation Adjustment”).

(1)        “EBITDA” shall mean consolidated net income as set forth in the audited financial statements of the Corporation and its subsidiaries prepared by Grant Thornton, LLP for the fiscal year beginning on July 1, 2006 and ending on June 30, 2007, plus interest expense (including any loss resulting from hedging and swap obligations), losses on disposals of assets, income tax expense, depreciation expense, amortization expense, less any interest income (including any gain resulting from hedging and swap obligations), gains on involuntary conversions of fixed assets, gains from sales of assets and any exceptional, extraordinary or non-recurring gain.

(2)        “Net Revenue” shall mean Revenue (as defined below) less discounts, returns, allowances, commissions (other than to the Corporation’s direct sales force) and similar items.

(3)        “Revenue” shall mean the aggregate dollar amount of this Corporation’s gross revenues recorded during the 2007 Revenue Period in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

(4)        “2007 Revenue Period” shall mean the period beginning on July 1, 2006 and ending on June 30, 2007.

(5)        EBITDA and Net Revenue shall be determined by this Corporation’s then current independent accounting firm of nationally recognized standing based on the audited financial statements for the 2007 Revenue Period prepared in accordance with GAAP and the terms hereof, and such accounting firm shall deliver a report setting forth EBITDA and Net Revenue for the 2007 Revenue Period to this Corporation’s Board of Directors and the holders of the Preferred Stock. Such financial statements shall be prepared using the same judgments, accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies used in the preparation of the audited financial statements for the year ended June 30, 2006 and the use of different judgments, accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies in the preparation of EBITDA and Net Revenue for the 2007 Revenue Period shall not be permitted and shall be disregarded for all purposes in the determination of EBITDA and Net Revenue for the 2007 Revenue Period. The determination set forth in such report shall be binding and conclusive for purposes of this Section 4(d)(i)(F) absent manifest error. Notwithstanding the foregoing, any requirement for a determination by this Corporation’s accounting firm may be waived by a majority vote of this Corporation’s Board of Directors and approved by the Required Holders, in which case EBITDA and Net Revenue shall be determined in good faith by a majority vote of the Board of Directors.

(ii)                “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by this Corporation on or after the Filing Date other than:

(A)              Common Stock issued pursuant to a transaction described in Section 4(d)(iii) hereof;

(B)              Shares of Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements either (x) approved by this Corporation’s Board of Directors and approved by the Required Holders, (y) pursuant to options to acquire up to 1,376,586 shares of Common Stock under the Corporation’s 1999 Stock Option Plan (the “1999 Stock Option Plan”) or (z) pursuant to options to acquire up to 436,862 shares of Common Stock under the Corporation’s 2004 Stock Option Plan (the “2004 Stock Option Plan”);

(C)              Common Stock issued pursuant to a Qualified Public Offering;

(D)              Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)               Common Stock issued in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise approved by this Corporation’s Board of Directors and the Required Holders; and

(F)          Common Stock issued upon the exercise of warrants outstanding on the Filing Date to acquire 1,641,184 shares of Common Stock.

(iii)               In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock and the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)              If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock and the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)                Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f)                 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2), provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock and the Series B Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)                No Impairment. This Corporation will not, without the appropriate vote of the shareholders under the Code or Section 6 herein, by amendment of these Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h)                No Fractional Shares and Certificate as to Adjustments.

(i)                  No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the aggregate number of shares of Common Stock to be issued to particular shareholders shall be rounded to the nearest whole share and this Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)                Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock and Conversion Price of Series B Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock and the Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i)                  Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j)                  Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock and Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation.

(k)                Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

(l)                  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series A Preferred Stock. Any such waiver shall bind all future holders of shares of Series A Preferred Stock. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series B Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of Series B Preferred Stock. Any such waiver shall bind all future holders of shares of Series B Preferred Stock.

5.                   Voting Rights.

(a)                General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation, and except as provided in Section 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                Voting for the Election of Directors. As long as at least 1,000,000 shares of Series A Preferred Stock are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series A Preferred Stock shall be entitled to elect two (2) directors (the “Series A Directors”) of this Corporation at any election of directors. As long as at least 1,000,000 shares of Series B Preferred Stock are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of such shares of Series B Preferred Stock shall be entitled to elect one (1) director (the “Series B Director”) of this Corporation at any election of directors. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this Corporation at any election of directors. The holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this Corporation.

Any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of these Articles of Amendment, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.                   Protective Provisions. This Corporation shall not (by amendment, merger, consolidation or otherwise) take any of the following actions without first obtaining, (i) so long as at least 500,000 shares of the Series A Preferred Stock are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting together as a separate class) and (ii) so long as at least 500,000 shares of the Series B Preferred Stock are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting together as a separate class):

(a)                consummate a Liquidation Event other than a Qualified Liquidation Event (as defined below);

(b)                alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock or Series B Preferred Stock;

(c)                increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock or Series B Preferred Stock;

(d)                authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series A Preferred Stock or Series B Preferred Stock with respect to dividends, liquidation, redemption or voting;

(e)                redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock, Common Stock or other equity interests or rights of this Corporation or any of its subsidiaries; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or services, or pursuant to a right of first refusal; provided, however, that the price paid, in each case, to the repurchase of shares of Common Stock shall not exceed the original purchase price of such shares or (ii) the redemption of any share or shares of Preferred Stock in accordance with Section 3;

(f)                 amend this Corporation’s Articles of Incorporation or Bylaws;

(g)                declare or pay any dividends except in accordance with Section 1;

(h)                authorize or issue, or obligate itself to (A) issue any Common Stock or Common Stock Equivalents or (B) issue any debt instrument(s) or incur any indebtedness, having an aggregate value in excess of $6,000,000, of which the value of the debt instrument(s) and the amount of indebtedness incurred may not exceed $3,000,000 in the aggregate; provided, however, (i) any Common Stock, Common Stock Equivalents and indebtedness so issued shall be pursuant to documentation approved by this Corporation’s Board of Directors and approved by the Required Holders, (ii) any such indebtedness shall be “Senior Indebtedness” and no Common Stock or Common Stock Equivalents may be issued in connection with such issue of such debt instrument(s) or the incurrence of such indebtedness, and (iii) the foregoing restriction shall not apply to (x) shares of Common Stock or Common Stock Equivalents permitted to be issued pursuant to the exception contained in clause (i) of this Section 6, (y) the issuance of 125,000 shares of Series A Preferred Stock pursuant to warrants outstanding on the Filing Date (or Common Stock upon the conversion of such shares) and (z) the issuance of Common Stock upon the exercise of warrants outstanding on the Filing Date to acquire 1,641,184 shares of Common Stock. For this purpose “Senior Indebtedness” shall mean all indebtedness of this Corporation unless the instruments under which such indebtedness is incurred provides that such indebtedness is junior or subordinated in right of payment to other indebtedness of this Corporation;

(i)                  authorize or approve any (i) increase to the number of shares of Common Stock reserved for issuance to employees, directors, consultants and other service providers pursuant to stock option or stock purchase plans or similar arrangements and (ii) issuance of any Common Stock or Common Stock Equivalents to employees, directors, consultants and other service providers of this Corporation, except for the issuance of options (or Common Stock issued upon exercise thereof) reserved for issuance pursuant to the 1999 Stock Option Plan and the 2004 Stock Option Plan to the extent otherwise permitted pursuant to the terms of that certain Amended and Restated Investors’ Rights Agreement by and among this Corporation and the holders of the Preferred Stock dated as of the Filing Date;

(j)                  enter into the ownership, active management, development, construction or operation of any line of business not currently conducted by this Corporation as of the Filing Date;

(k)                purchase, acquire or obtain capital stock or other proprietary interest, directly or indirectly, in any other entity or related entities, or any business or assets of another person, entity or related entity or enter into or commit to enter into or make any investment in any joint ventures or partnerships or establish any entity, in each instance with a value in excess of $2,000,000;

(l)                  enter into any transaction with any shareholder holding at least 1% of the outstanding capital stock of this Corporation, director or officer of this Corporation or any person or entity who, directly or indirectly, controls, is controlled by, or is under common control with any current shareholder holding at least 1% of the outstanding capital stock of this Corporation, director or officer of this Corporation;

(m)              effect any recapitalization or reclassification of the Corporation’s Common Stock or Preferred Stock;

(n)                change the authorized number of directors of this Corporation;

(o)                take any action that would result in an Public Offering other than a Qualified Public Offering;

(p)                file a voluntary bankruptcy or similar proceeding or fail to contest any bankruptcy or similar proceeding against this Corporation or any of its subsidiaries;

(q)                agree or otherwise commit to take any of the actions set forth on the foregoing subsections (a) through (p).

For purposes of Section 6(a), a “Qualified Liquidation Event” shall mean a Liquidation Event whereby the holders of Preferred Stock would receive cash consideration of at least $14.25 per share (excluding any contingent payments, amounts to be held in escrow and the like) for each share of Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

7.                   Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this Corporation. The Articles of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C.           Common Stock

1.        Dividend Rights.   Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.        Liquidation Rights.   Upon the occurrence of a Liquidation Event, the assets of the Corporation shall be distributed as provided in Section 2 of Article V(B).

3.        Redemption.   The Common Stock is not redeemable.

4.        Voting Rights.   Except as set forth in Section 5(b) of Article V(B), the holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote.

ARTICLE VI

Except as otherwise provided in these Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

ARTICLE VII

The number of directors of this Corporation shall be determined in the manner set forth in the Bylaws and the Articles of Incorporation, as amended, of this Corporation.

ARTICLE VIII

Elections of directors need not be written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE IX

Meetings of shareholders may be held within or without the State of Georgia, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Georgia at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE X

A director of this Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived any improper personal benefit. If the Georgia Business Corporation Code is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code as so amended.

Any repeal or modification of the foregoing provisions of this Article by the shareholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE XI

Special meetings of the shareholders of this Corporation may be called by the Chairman of the Board of Directors or the Chief Executive Officer of this Corporation. In addition, the Secretary shall call a special meeting after receipt of the written request of a majority of the directors of this Corporation then in office or the written demand (in compliance with the Bylaws) of a shareholder or shareholders who own outstanding shares representing at least ten percent (10%) of all votes entitled to be cast on any issue to be considered at any special meeting. At any annual meeting or special meeting of shareholders of this Corporation, only such business shall be conducted or considered as shall have been brought before such meeting in the manner provided in the Bylaws of this Corporation.

ARTICLE XII

Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to this Corporation for inclusion in the minutes or filing with the corporate records. If the action is taken by less than all of the shareholders entitled to vote on the action, all voting shareholders on the record date who did not participate in taking the action shall be given written notice of the action taken and shall be furnished with the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, including notice of any applicable dissenters’ rights, not more than ten days after taking the action without a meeting.

ARTICLE XIII

Except as provided in these Amended and Restated Article of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE XIV

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which the Georgia Business Corporation Code permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 14-2-856 of the Georgia Business Corporation Code, subject only to limits created by the Georgia Business Corporation Code (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its shareholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XV

In anticipation that Wachovia Capital Partners 2006, LLC (together with its affiliates, “Wachovia”) is or will be, indirectly or directly, a substantial stockholder of this Corporation, and in recognition of (a) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Wachovia (including service of its officers, directors, partners, managers, employees or their respective affiliates (collectively, “Business Persons”) as directors of the Corporation or Board of Director observers) and (b) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article XV are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Wachovia or any Business Person, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Except as Wachovia may otherwise agree in writing, it shall have the right to (a) engage, directly or indirectly, in the same or similar business activities or lines of business as this Corporation and (b) do business with any client, competitor or customer of this Corporation, with the result that this Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and neither Wachovia nor any Business Person shall be liable to this Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Wachovia or of such Business Person’s participation therein. In the event that Wachovia or any Business Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Wachovia on the one hand, and the Corporation on the other hand, Wachovia and such Business Person (as applicable) shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that Wachovia or such Business Person (as applicable) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Wachovia pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

In the event that a director or officer of the Corporation who is a Business Person of Wachovia acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation, on one hand, and Wachovia, on the other hand, such corporate opportunity shall belong to Wachovia, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity. For the purposes of this Article XV, “corporate opportunities” shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation’s business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XV. For purposes of this Article XV only, this “Corporation” shall mean the Corporation and all corporations, partnership, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent more of the outstanding voting stock, voting power or similar voting interests.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this Corporation on this 30th day of October, 2006.

GREENWAY MEDICAL TECHNOLOGIES, INC.

By: /s/ W.T. Green, Jr.

W.T. Green, Jr., Chairman and Chief Executive Officer